UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2014

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AOXING PHARMACEUTICAL COMPANY, INC.
(Exact name of registrant as specified in its charter)

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Florida	0-24185	65-0636168
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

444 Washington Blvd., Suite 3338, Jersey City, New Jersey 07310
(Address of Principal Executive Office) (Zip Code)

(646) 367 1747
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On July 31, 2014 the Registrant entered into Exchange Agreements with six of its creditors.  The Exchange Agreements provide that debts owed by the Registrant to the six creditors will be satisfied by the issuance of the Registrant's common stock at an exchange rate of $.39 per share. The creditors, debts and number of shares to be issued are as follows:

Creditor	Debt	Shares
Zhenjiang Yue	$2,842,788	7,289,199
Yumin Yue	$486,224	1,246,727
Guoan Zhang	$324,149	831,152
Hui Li	$534,846	1,371,400
Hua Chen Construction LLC	$178,282	457,133
Shujun Liu	$260,000	666,667
TOTAL	$4,626,289	11,862,278

Zhenjiang Yue is the Registrant's Chief Executive Officer.  Yumin Yue is his daughter.  Guoan Zhang is the Registrant's Acting Chief Financial Officer.  The Audit Committee of the Board of Directors reviewed and approved the transactions with these related parties.  The Registrant's Board of Directors approved all six transactions.

The Registrant is currently not in compliance with the continued listing standards of the NYSE MKT (the "Exchange").  The Exchange has granted the Registrant extensions of time within which to regain compliance. One condition of the extensions is that any issuance of additional shares by the Registrant during the extension period must be pre-approved by a management committee of the Exchange. The Exchange Agreements provide, therefore, that the exchanges will not occur unless the approval of the Exchange has been granted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Aoxing Pharmaceutical Company, Inc.

Date: August 5, 2014	By:	/s/ Zhenjiang Yue Zhenjiang Yue, Chief Executive Officer